                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                AmeriCredit Corp.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
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     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
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        ------------------------------------------------------------------------
     4) Date Filed:
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
                               AMERICREDIT CORP.
                               200 BAILEY AVENUE
                            FORT WORTH, TEXAS 76107

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 13, 1996

                             ---------------------

To Our Shareholders:

    NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Shareholders of AmeriCredit Corp. (the "Company") will be held at the Fort Worth Club, in the City of Fort Worth, Texas on the 13th day of November, 1996, at 10:00 a.m. (local time) for the following purposes:

    1. To elect eight (8) directors to hold office until the next annual election of directors by shareholders or until their respective successors are duly elected and qualified;

    2. To consider and act upon a proposal to approve and adopt the 1996 Limited Stock Option Plan for AmeriCredit Corp.;

    3. To ratify the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as independent public accountants for the Company for the fiscal year ending June 30, 1997; and

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only shareholders of record at the close of business on September 18, 1996, the Record Date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed.

    You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date, and mail the enclosed proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. If you attend the meeting, you may revoke your proxy and vote in person.

                                            By Order of the Board of Directors

                                                     Chris A. Choate
                                                        SECRETARY

Dated: September 30, 1996

                               AMERICREDIT CORP.
                               200 BAILEY AVENUE
                            FORT WORTH, TEXAS 76107

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 13, 1996

                             ---------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

    The accompanying proxy is solicited by the Board of Directors on behalf of AmeriCredit Corp., a Texas corporation ("AmeriCredit" or the "Company"), to be voted at the 1996 Annual Meeting of Shareholders of AmeriCredit (the "Annual Meeting") to be held on November 13, 1996, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice") and at any adjournment(s) thereof. WHEN PROXIES IN THE ACCOMPANYING FORM ARE PROPERLY EXECUTED AND RECEIVED, THE SHARES REPRESENTED THEREBY WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE DIRECTIONS NOTED THEREON; IF NO DIRECTION IS INDICATED SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND IN FAVOR OF THE OTHER PROPOSALS SET FORTH IN THE NOTICE.

    The principal executive offices of AmeriCredit are located at 200 Bailey Avenue, Fort Worth, Texas 76107. AmeriCredit 's mailing address is the same as its principal executive offices.

    This Proxy Statement and accompanying proxy are being mailed on or about September 30, 1996. AmeriCredit's Annual Report covering the Company's fiscal year ended June 30, 1996 is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

    The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by giving written notice of revocation to the Secretary of the Company at the Company's principal executive offices or by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person. However, no such revocation shall be effective until such notice has been received by the Company at or before the Annual Meeting. Such revocation will not affect a vote on any matters taken prior to receipt of such revocation. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

    In addition to the solicitation of proxies by use of the mail, the directors, officers and regular employees of the Company may solicit the return of proxies either by mail, telephone, telegraph, or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. AmeriCredit has also retained McCormick & Pryor Ltd., New York, New York to assist in the solicitation of proxies from shareholders and will pay McCormick & Pryor Ltd. a fee of approximately $4,000 for its services and will reimburse such firm for its out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will be requested to forward solicitation materials to the beneficial owners. The cost of preparing, printing, assembling, and mailing the Annual Report, the Notice, this Proxy Statement, and the enclosed proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares and other costs of solicitation, will be borne by AmeriCredit.

                            PURPOSES OF THE MEETING

    At the Annual Meeting, the shareholders of AmeriCredit will consider and vote on the following matters:

    1. The election of eight (8) directors to hold office until the next annual election of directors by shareholders or until their respective successors are duly elected and qualified;

    2. The approval and adoption of the 1996 Limited Stock Option Plan for AmeriCredit Corp.;

    3. The ratification of the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as independent public accountants for the Company for the fiscal year ending June 30, 1997; and

    4. The transaction of such other business that may properly come before the Annual Meeting or any adjournments thereof.

                               QUORUM AND VOTING

    The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on September 18, 1996 (the "Record Date"). On the Record Date, there were 28,340,491 shares of Common Stock of the Company, par value $0.01 per share, outstanding, each of which is entitled to one vote on all matters to be acted upon at the Annual Meeting. There are no cumulative voting rights. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Annual Meeting is required for the election of directors and the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required for the approval of the 1996 Limited Stock Option Plan for AmeriCredit Corp. and for the ratification of the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as independent public accountants for the Company for the fiscal year ending June 30, 1997.

    Abstentions and broker non-votes are counted towards determining whether a quorum is present. Broker non-votes will not be counted in determining the number of shares voted for or against the proposed matters, and therefore will not affect the outcome of the vote. Abstentions on a particular item (other than the election of directors) will be counted as present and entitled to vote for purposes of any item on which the abstention is noted, thus having the effect of a "no" vote as to that proposal. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

            PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

    The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date, by (i) each current director and nominee for director of the Company; (ii) each Named Executive Officer (as defined in the "Executive Compensation--Summary Compensation Table" on page 9 of this Proxy Statement);
(iii) all present
executive officers and directors of the Company as a group; and (iv) each other person known to the Company to own beneficially more than five percent of the presently outstanding Common Stock.

                                                                                       COMMON
                                                                                     STOCK OWNED       PERCENT OF
                                                                                    BENEFICIALLY      CLASS OWNED
                                                                                         (1)        BENEFICIALLY (1)
                                                                                   ---------------  ----------------
Montgomery Asset Management, L.P.................................................    1,487,300(2)          5.25%
Regan Partners, L.P..............................................................    1,942,910(3)          6.86%
Clifton H. Morris, Jr............................................................    1,121,326(4)          3.84%
Michael R. Barrington............................................................      417,388(5)          1.45%
Daniel E. Berce..................................................................      491,086(6)          1.70%
Edward H. Esstman................................................................      337,482(7)          1.18%
James H. Greer...................................................................      195,000(8)          *
Gerald W. Haddock................................................................       40,000(9)          *
Douglas K. Higgins...............................................................       70,000(10)         *
Kenneth H. Jones, Jr.............................................................      311,000(11)         1.09%
Chris A. Choate..................................................................       58,197(12)         *
All Present Executive Officers and Directors as a Group (12
  Persons)(4)(5)(6)(7)(8)(9)(10)(11)(12).........................................    3,162,331            10.19%

- ------------------------

*   Less than 1%

 (1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The percentages are based upon 28,340,491 shares outstanding as of the Record Date, except for certain parties who hold options that are presently exercisable or exercisable within 60 days of the Record Date. The percentages for those parties who hold options that are presently exercisable or exercisable within 60 days of the Record Date are based upon the sum of 28,340,491 shares outstanding plus the number of shares subject to options that are presently exercisable or exercisable within 60 days of the Record Date held by them, as indicated in the following notes.

 (2) As of August 30, 1996, the Company has been informed that Montgomery Asset Management, L.P. ("Montgomery") holds an aggregate of 1,487,300 shares in various investment funds for which Montgomery serves as investment advisor and over which Montgomery has sole or shared voting and investment power. The address of Montgomery is 101 California Street, San Francisco, California 94111.

 (3) As of August 30, 1996, the Company has been informed that Regan Partners, L.P. ("Regan Partners"), Athena Partners, L.P. ("Athena"), Basil P. Regan, Lenore Robins, Lee R. Robins and certain trusts and other investment funds controlled by such group of persons hold an aggregate of 1,942,910 shares. The address of Regan Partners and Basil P. Regan is 6 East 43rd Street, New York, New York 10017; the address of Athena, Lenore Robins and Lee R. Robins is 32 East 57th Street, New York, New York 10022.

 (4) This amount includes 883,999 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount also includes 114,490 shares of Common Stock in the name of Sheridan C. Morris, Mr. Morris' wife.

 (5) This amount includes 411,940 shares subject to stock options that are currently exercisable or exercisable within 60 days.

 (6) This amount includes 498,607 shares subject to stock options that are currently exercisable or exercisable within 60 days.

 (7) This amount includes 314,333 shares subject to stock options that are currently exercisable or exercisable within 60 days.

 (8) This amount consists of 195,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount does not include 19,606 shares of Common Stock held by Mr. Greer's wife as separate property, as to which Mr. Greer disclaims any beneficial interest.

 (9) This amount consists of 40,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(10) This amount includes 10,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount does not include 12,000 shares held in trust for the benefit of certain family members of Mr. Higgins, as to which Mr. Higgins disclaims any beneficial interest.

(11) This amount includes 211,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(12) This amount includes 52,500 shares subject to stock options that are currently exercisable or exercisable within 60 days.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

    The Company's Bylaws provide that the number of directors which shall constitute the whole board shall be fixed from time to time by resolution of the Board of Directors or shareholders but shall not be less than three (3) nor more than fifteen (15). At a meeting of the Board of Directors on July 23, 1996, the number of directors comprising the Board of Directors for the ensuing year was set at eight (8).

    Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to nominate and to vote the shares represented by such proxy for the election of the following named nominees for the offices of directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors shall have been duly elected and shall have qualified. Each of the nominees is presently a director of the Company. Information regarding each nominee is set forth in the table and text below:

                                                                                 YEAR FIRST
                                             PRINCIPAL OCCUPATION                 ELECTED                OFFICE(S) HELD
NOMINEE                    AGE                & BUSINESS ADDRESS                  DIRECTOR               IN AMERICREDIT
- -------------------------  --- ------------------------------------------------  ---------- ----------------------------------------
Clifton H. Morris, Jr....  61  Chairman of the Board, Chief Executive Officer       1988    Chairman of the Board, Chief Executive
                                 and President                                                Officer and President
                                 AmeriCredit Corp.
                                   200 Bailey Avenue
                                   Fort Worth, TX 76107

Michael R. Barrington....  37  President and Chief Operating Officer                1990    Executive Vice President--Chief
                                 AmeriCredit Financial Services, Inc.                         Operating Officer and Director
                                   200 Bailey Avenue
                                   Fort Worth, TX 76107

Daniel E. Berce..........  42  Executive Vice President--Chief Financial            1990    Executive Vice President--Chief
                                 Officer and Treasurer                                        Financial Officer, Treasurer and
                                 AmeriCredit Corp.                                            Director
                                   200 Bailey Avenue
                                   Fort Worth, TX 76107

Edward H. Esstman........  55  Executive Vice President--Director of Consumer       1996    Senior Vice President-- Chief Credit
                                 Finance Operations                                           Officer and Director
                                 AmeriCredit Financial Services, Inc.
                                   200 Bailey Avenue
                                   Fort Worth, TX 76107

James H. Greer...........  69  Chairman of the Board                                1990    Director
                                 Shelton W. Greer Co., Inc.
                                   3025 Maxroy Street
                                   P.O. Box 7327
                                   Houston, TX 77248

Gerald W. Haddock........  48  President and Chief Operating Officer                1993    Director
                                 Crescent Real Estate Equities Limited, L.P.
                                   777 Main Street, Suite 2700
                                   Fort Worth, TX 76102

Douglas K. Higgins.......  46  Private Investor                                     1996    Director
                                 Higgins & Associates
                                   101 W. Randol Mill
                                   Suite 150
                                   Arlington, TX 76011

                                                                                 YEAR FIRST
                                             PRINCIPAL OCCUPATION                 ELECTED                OFFICE(S) HELD
NOMINEE                    AGE                & BUSINESS ADDRESS                  DIRECTOR               IN AMERICREDIT
- -------------------------  --- ------------------------------------------------  ---------- ----------------------------------------
Kenneth H. Jones, Jr.....  61  Vice Chairman                                        1988    Director
                                 KBK Capital Corporation
                                   Suite 2200
                                   301 Commerce Street
                                   Fort Worth, TX 76102

    CLIFTON H. MORRIS, JR. has been Chairman of the Board and Chief Executive Officer of the Company since May 18, 1988, and was also President of the Company from such date until April 1991 and from April 1992 to the present. Mr. Morris is also a director of Service Corporation International, a publicly held company which owns and operates funeral homes and related businesses.

    MICHAEL R. BARRINGTON has been President and Chief Operating Officer of AmeriCredit Financial Services, Inc. ("AFSI"), a subsidiary of the Company, since AFSI's formation in July 1992. Mr. Barrington has also been Executive Vice President, Chief Operating Officer of the Company since November 1994 and was Vice President of the Company from May 1991 until November 1994.

    DANIEL E. BERCE is a certified public accountant and has been Executive Vice President, Chief Financial Officer and Treasurer for the Company since November 1994 and was Vice President, Chief Financial Officer and Treasurer for the Company from May 1991 until November 1994.

    EDWARD H. ESSTMAN has been Executive Vice President, Director of Consumer Finance Operations of AFSI since November 1994 and was Senior Vice President, Director of Consumer Finance of AFSI from AFSI's formation in July 1992 until November 1994. Mr. Esstman has also been Senior Vice President and Chief Credit Officer for the Company since November 1994. From April 1984 until June 1992, Mr. Esstman acted in various management capacities at Mercury Finance Company, most recently as Vice President of Administration.

    JAMES H. GREER is the Chairman of the Board of Shelton W. Greer Co., Inc. which engineers, manufactures, fabricates and installs building specialty products, and has been such for more than five years. Mr. Greer is also a director of Service Corporation International and Tanknology Environmental, Inc. Tanknology Environmental, Inc. is a publicly held company engaged in the environmental services industry.

    GERALD W. HADDOCK is President and Chief Operating Officer of Crescent Real Estate Equities Limited, L.P., a publicly held real estate investment trust, and has been in such position since May 1994. From June 1990 until May 1994, Mr. Haddock was a partner with the Fort Worth, Texas law firm of Jackson & Walker, L.L.P. Mr. Haddock is also a director of Energy Service Company, Inc., a publicly held oil and natural gas services company, and Wolverine Exploration Company, a publicly held company engaged in oil and gas exploration and development.

    DOUGLAS K. HIGGINS is a private investor and owner of Higgins & Associates and has been in such position since July 1994. In 1983, Mr. Higgins founded H & M Food Systems Company, Inc., a manufacturer of meat-based products for the foodservice industry, and was employed by such company as President until his retirement in July 1994.

    KENNETH H. JONES, JR. is Vice Chairman of KBK Capital Corporation, a publicly held non-bank commercial finance company, and has been in such position since January 1995. Mr. Jones is also of counsel and a shareholder in the Decker, Jones, McMackin, McClane, Hall & Bates, P.C. law firm in Fort Worth, Texas, and has been with such firm and its predecessor or otherwise involved in the private practice of law in Fort Worth, Texas for more than five years. Mr. Jones is also a director of Hallmark Financial Services, Inc., a publicly held company engaged in the insurance business.

    If elected as a director of the Company, each director will hold office until next year's annual meeting of shareholders, expected to be held in November 1997, or until his respective successor is elected and has qualified.

    The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of Proxy intend to vote the shares represented in such Proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

BOARD COMMITTEES AND MEETINGS

    Standing committees of the Board include the Audit Committee and the Stock Option/Compensation Committee.

    The Audit Committee's principal responsibilities consist of (i) recommending the selection of independent auditors, (ii) reviewing the scope of the audit conducted by such auditors, as well as the audit itself, and (iii) reviewing the Company's internal audit activities and matters concerning financial reporting, accounting and audit procedures, and policies generally. Members consist of Messrs. Greer, Haddock and Jones.

    The Stock Option/Compensation Committee (i) administers the Company's employee stock option plans and reviews and approves the granting of stock options and (ii) reviews and approves compensation for executive officers. Members consist of Messrs. Greer, Haddock and Jones.

    The Board of Directors held five regularly scheduled meetings during the fiscal year ended June 30, 1996. Various matters were also approved during the last fiscal year by unanimous written consent of the Board of Directors. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served, other than Messrs. Greer and Haddock who attended 73% of all such meetings.

DIRECTOR COMPENSATION

    Members of the Board of Directors currently receive a $2,000 quarterly retainer fee and an additional $2,000 fee for attendance at each meeting of the Board. Members of Committees of the Board of Directors are paid $1,000 per quarter for participation in all committee meetings held during that quarter.

    At the 1990 Annual Meeting of Shareholders, the Company adopted the 1990 Stock Option Plan for Non-Employee Directors of AmeriCredit Corp. (the "1990 Director Plan"), which provides for grants to the Company's nonemployee directors of nonqualified stock options and reserves, in the aggregate, a total of 750,000 shares of Common Stock for issuance upon exercise of stock options granted under such plan. Under the 1990 Director Plan, each nonemployee director receives, upon election as a Director and thereafter on the first business day after the date of each annual meeting of shareholders of the Company, an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option is fully vested upon the date of grant but may not be exercised prior to the expiration of six months after the date of grant. On November 14, 1995, options to purchase 10,000 shares of Common Stock were granted under the 1990 Director Plan to each of Messrs. Haddock, Greer and Jones at an exercise price of $13.00 per share. Upon his election as a Director on January 24, 1996, Mr. Higgins was granted options to purchase 10,000 shares of Common Stock under the 1990 Director Plan at an exercise price of $12.88. The exercise price for the options granted to Messrs. Haddock, Greer, Jones and Higgins is equal to the last reported sale price of the Common Stock on the New York Stock Exchange ("NYSE") on the day preceding the respective date of grant. Each nonemployee director elected at the 1996 Annual Meeting of Shareholders will receive an option to purchase 10,000 additional shares of Common Stock pursuant to the 1990 Director Plan following such meeting.

    At the 1991 Annual Meeting of Shareholders, the Company adopted the 1991 Nonemployee Director Stock Option Plan of AmeriCredit Corp. (the "1991 Director Plan"). The 1991 Director Plan provided for each of the nine nonemployee directors as of April 24, 1991, the effective date of the Plan, to receive options to purchase 150,000 shares of Common Stock at an exercise price of $2.80 per share. The exercise price for such options represented the average of the closing prices of the Common Stock reported on the NYSE from April 17, 1991 through April 23, 1991, constituting the five business days preceding the adoption of the 1991 Director Plan by the Board of Directors. Messrs. Greer and Jones received options under the 1991 Director Plan following the adoption of such Plan by the shareholders. No additional options will be granted under the 1991 Director Plan.

    In addition, Mr. Jones holds options to purchase 16,000 shares of Common Stock previously granted by the Company under the 1989 Stock Option Plan for Nonemployee Directors of AmeriCredit Corp. (the "1989 Director Plan"). Effective with the completion of the Company's initial public offering in November 1989, the Company terminated the 1989 Director Plan as to future grants and such plan was terminated except as to options previously granted that remained outstanding as of such date. On April 5, 1993, Mr. Haddock was granted options to purchase 100,000 shares of Common Stock under the 1989 Stock Option Plan (with Stock Appreciation Rights) of AmeriCredit Corp. pursuant to a formula contained in such plan for option grants made to non-employee directors. The options granted to Mr. Haddock under this plan vest incrementally over a four year period and are exercisable at a price of $3.75 per share; in June 1996, Mr. Haddock exercised a portion of these options for the purchase of 80,000 shares of Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Stock Option/Compensation Committee has any interlocking relationship with any other corporation that requires specific disclosure under this heading.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following sets forth information concerning the compensation of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (the "Named Executive Officers") for the fiscal years shown.

                                                                                         LONG TERM
                                                                                    COMPENSATION AWARDS
                                                                                    --------------------
                                                                                          SHARE OF
                                                                                        COMMON STOCK
                                                            ANNUAL COMPENSATION          UNDERLYING         ALL OTHER
                  NAME AND                                ------------------------     STOCK OPTIONS      COMPENSATION
             PRINCIPAL POSITION                  YEAR     SALARY ($)    BONUS ($)          (#)(1)            ($)(2)
- ---------------------------------------------  ---------  -----------  -----------  --------------------  -------------
Clifton H. Morris, Jr........................       1996     320,921      181,764           300,000            41,771
  Chairman, CEO and President                       1995     287,620      128,070           150,000            41,771
                                                    1994     276,800       39,780           141,333            42,217

Michael R. Barrington........................       1996     223,832      123,506           200,000             5,758
  President and Chief                               1995     201,204       73,281           162,500             5,737
  Operating Officer - AFSI                          1994     191,800       27,030            96,107             2,088

Daniel E. Berce..............................       1996     223,832      123,506           200,000             6,620
  Executive Vice President,                         1995     201,204       73,281           125,000             6,615
  Chief Financial Officer                           1994     191,800       27,030            96,107             4,765
  and Treasurer

Edward H. Esstman............................       1996     186,758       91,385           150,000            10,305
  Executive Vice President,                         1995     162,666       65,067           100,000            10,305
  Director of Consumer                              1994     158,846       16,000            85,333            10,301
  Finance--AFSI

Chris A. Choate..............................       1996     106,432       42,571            20,000             4,371
  Vice President,                                   1995      96,000       31,200            15,000             3,127
  General Counsel                                   1994      90,000        9,000            37,500             2,076
  and Secretary

(1) For Messrs. Morris, Barrington, Berce and Esstman, the 1996 awards include options conditionally granted to such individuals under the 1996 Limited Stock Option Plan for AmeriCredit Corp. proposed for adoption by shareholders in this Proxy Statement. See "Proposal to Approve and Adopt the 1996 Limited Stock Option Plan for AmeriCredit Corp. (Item 2)."

(2) The amounts disclosed in this column for fiscal 1996 include payment by the Company of premiums for term life insurance on behalf of Messrs. Barrington, Berce, Esstman and Choate of $1,258, $2,120, $5,805 and $378, respectively, and premiums of $37,271 under a whole life insurance policy on Mr. Morris. The amounts in this column for fiscal 1996 also include contributions by the Company, made in the form of the Company's Common Stock, to 401(k) retirement plans for each executive officer, as follows: Messrs. Morris, Barrington, Berce and Esstman, $4,500; and Mr. Choate, $3,993 (based on the closing price of the Company's common stock on February 29, 1996, the date of the contribution).

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table shows all individual grants of stock options to the Named Executive Officers of the Company during the fiscal year ended June 30, 1996.

                                                                   INDIVIDUAL GRANTS
                                               ---------------------------------------------------------
                                                 SHARES OF
                                                COMMON STOCK
                                                 UNDERLYING      % OF TOTAL
                                                  OPTIONS      OPTIONS GRANTED   EXERCISE                  GRANT DATE
                                                  GRANTED      TO EMPLOYEES IN     PRICE     EXPIRATION     PRESENT
                                                    (#)          FISCAL YEAR      ($/SH)        DATE      VALUE($)(1)
                                               --------------  ---------------  -----------  -----------  ------------
Clifton H. Morris, Jr........................     300,000(2)           19.8          16.00     4/23/2006  $  2,043,000
  Chairman, CEO and President

Michael R. Barrington........................     200,000(2)           13.2          16.00     4/23/2006  $  1,362,000
  President and Chief
  Operating Officer--AFSI

Daniel E. Berce..............................     200,000(2)           13.2          16.00     4/23/2006  $  1,362,000
  Executive Vice President,
  Chief Financial Officer
  and Treasurer

Edward H. Esstman............................     150,000(2)            9.9          16.00     4/23/2006  $  1,021,500
  Executive Vice President,
  Director of Consumer Finance--
  AFSI

Chris A. Choate..............................      20,000(3)            1.3          14.50     4/23/2006  $    147,600
  Vice President,
  General Counsel
  and Secretary

- ------------------------

(1) As suggested by the SEC's rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date pre-tax present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. Calculations are based on a ten year option term for all grants and upon the following assumptions: annual dividend growth of 0 percent, volatility of approximately 20 percent, and a risk-free rate of return based on the published Treasury yield curve effective on the grant date. There can be no assurance that the amounts reflected in this column will be achieved.

(2) These options were conditionally granted to Messrs. Morris, Barrington, Berce and Esstman under the terms of the 1996 Limited Stock Option Plan for AmeriCredit Corp., subject to shareholder approval of such Plan as proposed in this Proxy Statement. The Options, which expire ten years after the date of grant, become exercisable on the earlier of (i) April 23, 2003, (ii) the next business day (the "Acceleration Date") after the conclusion of a period of 20 consecutive trading days during which the average of the closing prices of the Company's Common Stock for such 20 day period is equal to or greater than $25 per share, PROVIDED THAT the Acceleration Date must occur, if at all, on or before April 24, 1999, or (iii) the occurrence of a change in control of the Company. As of the Record Date, these options had not qualified for accelerated vesting based on the average of the closing prices of the Company's Common Stock over a period of 20 consecutive trading days. If the 1996 Limited Stock Option Plan for AmeriCredit Corp. is not approved by shareholders at the Annual Meeting, these option grants shall be null and void.

(3) The options granted to Mr. Choate, which expire ten years after the grant date, become exercisable 20% on October 24, 1996 and in 20% increments thereafter on the anniversary date of the grant.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

    Shown below is information with respect to the Named Executive Officers regarding option exercises during the fiscal year ended June 30, 1996, and the value of unexercised options held as of June 30, 1996.

                                                                       SHARES OF COMMON
                                                                       STOCK UNDERLYING
                                                                          UNEXERCISED       VALUE OF UNEXERCISED
                                                                       OPTIONS AT FY-END  IN-THE-MONEY OPTIONS AT
                                                                            (#) (2)            FY-END ($) (2)
                                           SHARES                      -----------------  ------------------------
                                         ACQUIRED ON   VALUE REALIZED    EXERCISABLE/           EXERCISABLE/
NAME                                    EXERCISE (#)       ($)(1)        UNEXERCISABLE         UNEXERCISABLE
- --------------------------------------  -------------  --------------  -----------------  ------------------------
Clifton H. Morris, Jr. ...............       -0-                 N/A     833,999/400,000  $   8,832,702/$1,276,000
  Chairman, CEO and President
Michael R. Barrington ................       65,000     $    606,875     448,607/200,000  $           3,839,745/$0
  President and Chief Operating
  Officer--AFSI
Daniel E. Berce ......................       50,000     $    450,725     498,607/200,000  $           4,477,745/$0
  Executive Vice President, Chief
  Financial Officer and Treasurer
Edward H. Esstman ....................       -0-                 N/A     284,333/200,000  $     2,759,003/$601,700
  Executive Vice President, Director
  of Consumer Finance--AFSI
Chris A. Choate ......................       -0-                 N/A       44,500/43,000  $       399,860/$252,890
  Vice President, General Counsel and
  Secretary

- ------------------------

(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the options were exercised. The value realized was determined without considering any taxes which may have been owed.

(2) Values stated are pre-tax, net of cost and are based upon the closing price of $15.63 per share of the Company's Common Stock on the NYSE on June 28, 1996, the last trading day of the fiscal year. For Messrs. Morris, Barrington, Berce and Esstman, the number of unexercisable options at June 30, 1996 includes options conditionally granted to such individuals under the 1996 Limited Stock Option Plan for AmeriCredit Corp. described in this Proxy Statement and proposed for adoption by shareholders at the Annual Meeting. See "Proposal to Approve and Adopt the 1996 Limited Stock Option Plan for AmeriCredit Corp. (Item 2)."

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Stock Option/Compensation Committee of the Board of Directors (the "Committee") is composed of Messrs. Greer, Haddock and Jones. The Committee is responsible for all elements of the total compensation program for executive officers and senior management personnel of the Company, including stock option grants and the administration of other incentive programs.

GENERAL

    The objectives of the Company's compensation strategy were developed in fiscal 1994 and have remained constant since such time. These objectives are as follows: (i) to attract and retain the best possible executive talent, (ii) to motivate its executives to achieve the Company's goals, (iii) to link executive and shareholder interest through compensation plans that provide opportunities for management to become substantial shareholders in the Company, and (iv) to provide a compensation package that appropriately recognizes both individual and corporate contributions. During fiscal 1996, the Company's success in meeting its compensation objectives was evaluated in an Executive Compensation Review prepared by Lund Strategic Alliance, Inc., independent compensation consultants to the Company (the "Lund Review"). The Lund Review evaluated all components of executive compensation at the Company, including an analysis of such components relative to other companies engaged in businesses similar to the Company. None of the peer companies evaluated in the Lund Review are included in the S & P Financial Index contained in the Performance Graph on page 16 of this Proxy Statement. The companies evaluated in the Lund Review are principally engaged in financial services businesses similar to the Company and have assets of approximately $500 million, while the companies comprising the S & P Financial Index include banks, insurance companies, savings and loans and other diversified financial companies, most of which have substantially more assets than the Company.

    The Committee has not yet had to consider the possible effect on the Company's compensation policies of the treatment, under the Federal Revenue Reconciliation Act of 1993, of annual compensation exceeding $1 million paid to any individual executive officer as no individual executive officer received annual compensation exceeding $1 million in fiscal 1996.

COMPONENTS OF COMPENSATION OF EXECUTIVE OFFICERS.

    Compensation paid to the Company's executive officers in fiscal 1996, the separate elements of which are discussed below, consisted of the following: base salary, annual bonus for fiscal 1996 and stock options granted under the Company's stock option plans.

    BASE SALARY

    As stated in prior reports of this Committee, the Company's objective is to establish base salary levels at approximately the 75th percentile of similar financial services companies reviewed by the Company's compensation consultant. At this level, the Company believes that it will be positioned to attract, retain and motivate the best possible executive talent.

    Employment agreements have been entered into between the Company and Messrs. Morris, Barrington, Berce and Esstman in prior fiscal years. The employment agreements with Messrs. Morris, Barrington and Berce were executed in fiscal 1991; the agreement with Mr. Esstman was executed in fiscal 1993. All of these employment agreements, which are described in greater detail elsewhere in this Proxy Statement, provide for certain minimum annual base salary with salary increases, bonuses and other incentive awards to be made at the discretion of this Committee. On April 23, 1996, the Committee authorized a base salary increase of 20% for Messrs. Morris, Barrington, Berce and Esstman. The Committee considered this increase to be appropriate in light of the contributions of these individuals to the Company's success in expanding the indirect automobile finance business and in increasing assets, revenues and earnings. Based on the findings in the Lund Review, these base salary increases were also necessary to meet the Company's objective of setting salary levels at the 75th percentile of similar financial services companies.

    ANNUAL INCENTIVE

    The purpose of annual incentive bonus awards is to encourage executive officers and key management personnel to exercise their best efforts and management skills toward achieving the Company's predetermined objectives. In fiscal 1996, the CEO and the other Named Executive Officers received predetermined annual incentive awards equal to between 40% and 60% of their base salary. As described in the Company's 1995 Proxy Statement, these bonus awards were made in return for the Company's successfully meeting earnings per share targets defined by the Committee prior to fiscal 1996. Under this plan, minimum earnings levels were required to be obtained before any bonuses were awarded; the plan also defined maximum award levels. The range of bonus levels, expressed as a percentage of base salary, was initially developed and implemented for fiscal 1995 and is targeted at approximately the 50th percentile of incentive awards for companies engaged in businesses similar to the Company. The 1996 Lund Review did not specifically review whether the 1996 bonus awards made to the Named Executive Officers remained at the 50th percentile.

    For fiscal 1997, the Committee has approved an incentive plan similar to the plan in effect for fiscal 1996, including the establishment of earnings targets and award levels associated with the Company's success in meeting those targets.

    LONG-TERM INCENTIVE

    The Company's long-term incentive plan has historically been comprised of awards of non-qualified stock options designed to promote the identity of long-term interests between the Company's executives and its shareholders and to assist in the retention of key executives and management personnel. Since the full benefit of stock option compensation cannot be realized unless stock appreciation occurs over a number of years, stock option grants are designed to provide an incentive to create shareholder value over a sustained period of time.

    In fiscal 1996, based on recommendations contained in the Lund Review, the Committee considered making restricted stock grants, in lieu of non-qualified stock options, to each of Messrs. Morris, Barrington, Berce and Esstman. However, at its April 23, 1996 meeting, the Committee reviewed previous stock option grants made to these officers and determined that such prior grants had been successful in providing incentives for the creation of substantial shareholder value, as represented by the increase in the Company's stock price over the past three years. The Committee further determined that restricted stock grants would not provide as strong an incentive as properly structured stock options in continuing to motivate these officers to achieve the Company's principal objective: increased shareholder value.

    In order to create the incentives considered by the Committee to be appropriate, the Committee approved and adopted the 1996 Limited Stock Option Plan for AmeriCredit Corp., a plan that provides for one-time stock option grants to the Company's top four executive officers. Shareholders will be requested to approve the Plan, which is described in greater detail elsewhere in this Proxy Statement, at the 1996 Annual Meeting. The Plan provides for a one-time grant of nonincentive stock options to Messrs. Morris (300,000 shares), Barrington (200,000 shares), Berce (200,000 shares) and Esstman (150,000 shares). The exercise price for all options granted under the Plan is $16 per share, representing an approximate 10% premium over the market price of the Company's Common Stock on the date the Plan was adopted by the Committee. The options become fully exercisable seven years after the date of the Plan's adoption. However, all options granted under the Plan will be accelerated and become fully exercisable if, at any time before April 23, 1999 (i.e., within three years after the Plan's adoption), the average of the closing prices of the Company's Common Stock for a period of twenty consecutive trading days equals or exceeds $25 per share. If the $25 per share target is not attained in this manner before April 23, 1999, the opportunity for accelerated vesting will terminate and the options will not become exercisable until April 23, 2003.

    The Committee believes that the options granted under the 1996 Limited Stock Option Plan provide meaningful economic incentives towards the creation of approximately $300 million in shareholder value

(based on the difference between the market price of the Company's Common Stock on the date the Plan was adopted and the target price for accelerated vesting multiplied by the current number of shares of Common Stock outstanding). In order to attain the $25 per share target by April 23, 1999, the Company's stock price would have to appreciate at an average rate of approximately 20% per year compounded.

    OTHER COMPENSATION PLANS

    The Company maintains certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

    In addition, in fiscal 1996 the Committee approved the implementation of a split-dollar life insurance program for Messrs. Morris, Barrington, Berce and Esstman. Under this program, the Company will advance annual premiums for life insurance policies on these officers, subject to the right of the Company to recover certain amounts in the event of the officer's death or termination of employment. As adopted by the Committee, the annual premiums will not exceed $75,000 in the case of Mr. Morris and $37,500 in the case of Messrs. Barrington, Berce and Esstman. The Company will make premium payments pursuant to this program during fiscal 1997.

FISCAL 1996 COMPENSATION OF CEO

    The Committee's general approach in setting Mr. Morris' target annual compensation is to seek to be competitive with financial services companies similar to the Company, but to have a large percentage of his target compensation based upon objective long-term criteria. During fiscal 1996, Mr. Morris received $302,921 in base salary. As noted above, Mr. Morris' base salary was increased 20% on April 23 to $350,000. According to the Lund Review, Mr. Morris' base salary, following the 20% increase, is approximately equal to the 75th percentile as compared to companies identified in that report. The salary amount shown for Mr. Morris in the "Executive Compensation--Summary Compensation Table" on page 9 of this Proxy Statement includes director fees in addition to his base salary.

    Mr. Morris also received a cash bonus under the 1996 incentive plan equal to 60% of his base salary. This bonus award was made in return for the Company's success in obtaining earnings per share of $.71 for the fiscal year, an amount that exceeded the maximum earnings target under the bonus plan. Both the earnings target and the resulting bonus award were established by the Committee prior to the commencement of the fiscal year. The amount of Mr. Morris' bonus constituted the maximum possible award under the plan as a result of the Company's financial performance. As noted above and described in the Company's 1995 Proxy Statement, the bonus levels for Mr. Morris under the annual incentive plan for fiscal 1996 were targeted at approximately the 50th percentile of incentive awards for companies in businesses similar to the Company.

    In addition to his cash compensation, Mr. Morris was granted options to purchase 300,000 shares of Common Stock during fiscal 1996 under the 1996 Limited Stock Option Plan for AmeriCredit Corp., as further described above. The options granted to Mr. Morris, which are exercisable at $16 per share, provide for performance accelerated vesting if, within the three-year period ending April 23, 1999, the Company's per share closing stock price averages $25 over twenty consecutive trading days. The Committee believes that this option grant epitomizes its compensation strategy by expressly conditioning the ultimate benefit of the grant to Mr. Morris upon the achievement of a significant and sustained appreciation in the price of the Company's common stock.

                                      GERALD W. HADDOCK
                                      JAMES H. GREER
                                      KENNETH H. JONES, JR.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the Performance Graph on Page 16 shall not be incorporated by reference into any such filings.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN CONTROL
  ARRANGEMENTS

    The Company has entered into employment agreements with four of its Named Executive Officers. Messrs. Clifton H. Morris, Jr., Michael R. Barrington and Daniel E. Berce entered into employment agreements with the Company during fiscal 1991. These agreements contain terms that renew annually for successive five year periods (ten years in the case of Mr. Morris), and the compensation thereunder is determined annually by the Company's Board of Directors, subject to minimum annual compensation for Messrs. Morris, Barrington and Berce of $265,200, $180,200 and $180,200, respectively. Included in each agreement is a covenant of the employee not to compete with the Company during the term of his employment and for a period of three years thereafter. The employment agreements also provide that if the employee is terminated by the Company other than for cause, the Company will pay to the employee the remainder of his current year's salary (undiscounted) plus the discounted present value (employing an interest rate of 8%) of two additional years' salary. In the event the employee resigns or is terminated other than for cause within twelve months after a "change in control" of the Company (as that term is defined in the employment agreements), the employee will be entitled to earned and vested bonuses at the date of termination plus the remainder of his current year's salary (undiscounted) plus the present value (employing an interest rate of 8%) of two additional years' salary (for which purpose "salary" includes the annual rate of compensation immediately prior to the "change in control" plus the average annual cash bonus for the immediately preceding three year period).

    Mr. Edward H. Esstman entered into an employment agreement with the Company in May 1993. Mr. Esstman's agreement provides for a term that renews annually for successive five year periods with minimum annual compensation of $160,000; the agreement also contains a covenant not to compete with the Company during the term of employment and for a period of two years thereafter. The employment agreement also provides that if Mr. Esstman is terminated by the Company other than for cause, the Company will pay to Mr. Esstman an amount equal to one year's salary (undiscounted).

    In addition to the employment agreements described above, the terms of all stock options granted to the Named Executive Officers provide that such options will become immediately vested and exercisable upon the occurrence of a change in control as defined in the stock option agreements evidencing such grants.

    The provisions and terms contained in these employment and option agreements could have the effect of increasing the cost of a change in control of the Company and thereby delay or hinder such a change in control.

PERFORMANCE GRAPH

    The following graph presents cumulative shareholder return on the Company's Common Stock for the five years ended June 30, 1996. The Company is compared to the S&P 500 and the S&P Financial Index. Each Index assumes $100 invested at the beginning of the measurement period and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

    The data source for the graph is Media General Financial Services, Inc., an authorized licensee of S&P.

             COMPARISON OF CUMULATIVE SHAREHOLDER RETURN 1991-1996

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            AMERICREDIT CORP.    S&P 500   S&P FINANCIALS
June 1991              $100.00    $100.00          $100.00
June 1992               $80.48    $113.42          $127.07
June 1993              $148.15    $128.90          $165.03
June 1994              $174.07    $130.72          $165.87
June 1995              $329.63    $164.80          $200.15
June 1996              $482.96    $207.65          $284.02

                           JUNE 1991    JUNE 1992    JUNE 1993    JUNE 1994    JUNE 1995    JUNE 1996
                          -----------  -----------  -----------  -----------  -----------  -----------
AmeriCredit                $  100.00    $   80.48    $  148.15    $  174.07    $  329.63    $  462.96
S&P 500                    $  100.00    $  113.42    $  128.90    $  130.72    $  164.80    $  207.65
S&P Financials             $  100.00    $  127.07    $  165.03    $  165.97    $  200.15    $  284.02

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's executive officers and directors are required to file under the Securities Exchange Act of 1934, as amended, reports of ownership and changes of ownership with the SEC. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that during the fiscal year ended June 30, 1996, all filing requirements applicable to its executive officers and directors were met with the exception that a Form 4 filed by Mr. Jones in November 1995 inadvertantly failed to disclose a sale of 2,500 shares of Common Stock. Mr. Jones' November filing was amended in February 1996 to include the omitted disclosure.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

                 PROPOSAL TO APPROVE AND ADOPT THE 1996 LIMITED
                    STOCK OPTION PLAN FOR AMERICREDIT CORP.
                                    (ITEM 2)

    On April 23, 1996, the Stock Option/Compensation Committee of the Board of Directors (the "Committee") approved the 1996 Limited Stock Option Plan for AmeriCredit Corp. (the "1996 Plan"). The Board of Directors, in July 1996, ratified the action of the Committee and directed that the 1996 Plan be submitted to the shareholders of the Company for approval and adoption. The material features of the 1996 Plan are discussed below but the description is subject to, and is qualified in its entirety by, the full text of the 1996 Plan attached as Appendix A to this Proxy Statement.

    PURPOSE OF THE 1996 PLAN. As discussed above in the Report of the Committee, the principal purpose of the 1996 Plan is to provide an incentive to the top four executive officers of the Company to manage and expand the Company's business so as to increase the financial success and value of the Company, particularly over the three-year period following adoption of the Plan. In addition, the 1996 Plan will assist the Company in retaining the officers most responsible for the continuing success of the Company.

    GENERAL PLAN PROVISIONS. The 1996 Plan provides for a one-time grant of nonincentive stock options to the Company's top four executive officers as set forth in the following table:

                               1996 PLAN BENEFITS

                                                                                                        NUMBER OF
                                                                                                       SECURITIES
                                                                                        DOLLAR VALUE   UNDERLYING
NAME AND POSITION                                                                           (1)          OPTIONS
- -------------------------------------------------------------------------------------  --------------  -----------
Clifton H. Morris, Jr................................................................   $  2,043,000      300,000
  Chairman, CEO and President
Michael R. Barrington................................................................   $  1,362,000      200,000
  President and Chief Operating Officer--AFSI
Daniel E. Berce......................................................................   $  1,362,000      200,000
  Executive Vice President, CFO and Treasurer
Edward H. Esstman....................................................................   $  1,021,500      150,000
  Executive Vice President, Director of Consumer Finance--AFSI

- ------------------------

(1) As determined using the Black-Scholes model of option valuation to determine grant date pre-tax present value. See "Option/SAR Grants in Last Fiscal Year" table on page 10 of this Proxy Statement.

    The number of shares of Common Stock that may be issued or awarded under the 1996 Plan shall not exceed 850,000, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations or other changes in the outstanding Common Stock. The shares issuable under the 1996 Plan may be drawn from either authorized but previously unissued shares of Common Stock or from reacquired shares of Common Stock, including shares purchased by the Company on the open market and held as treasury shares. On September 19, 1996, the closing price of the Company's Common Stock on the New York Stock Exchange was $17.75.

    No additional stock options or other awards will be granted under the 1996 Plan and no employees of the Company other than Messrs. Morris, Barrington, Berce and Esstman are eligible for participation under the 1996 Plan. If any stock options granted under the 1996 Plan expire or are terminated, cancelled or surrendered for any reason without having been exercised in full, the unpurchased shares of Common Stock subject to such options will not become available for regranting under the 1996 Plan.

    EXERCISE PRICE OF STOCK OPTIONS. The exercise price of all stock options granted under the 1996 Plan is $16 per share. The exercise price is equal to approximately 110% of the closing price of the Company's

Common Stock on the New York Stock Exchange on April 22, 1996, the day immediately preceding the date the 1996 Plan was adopted by the Committee.

    EXERCISABILITY OF STOCK OPTIONS; ACCELERATED VESTING. Stock options granted under the 1996 Plan become exercisable in full seven years after the date the 1996 Plan was adopted by the Committee, or April 23, 2003. However, all stock options will be accelerated and become fully exercisable if, at any time before April 23, 1999 (i.e., within three years after the Plan's adoption), the average of the closing prices of the Company's Common Stock for a period of twenty consecutive trading days equals or exceeds $25 per share. If the $25 per share target is not attained in this manner before April 23, 1999, the opportunity for accelerated vesting will terminate and the stock options will not become exercisable until April 23, 2003.

    ADMINISTRATION OF 1996 PLAN. The 1996 Plan will be administered by the Stock Option/Compensation Committee, a committee of the Board of Directors comprised of at least three directors each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The Committee shall have, among other powers, the power to interpret, waive, amend, establish or suspend rules and regulations of the 1996 Plan in its administration of such Plan.

    FEDERAL INCOME TAX CONSEQUENCES. The grant of nonincentive stock options under the 1996 Plan will not result in income for the optionee or in a deduction for the Company. The exercise of a nonqualified stock option will result in ordinary income for the grantee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares at the time of exercise. Income tax withholding will be required.

    OTHER INFORMATION. Upon a change in control as defined in, and subject to certain limitations under the 1996 Plan, all outstanding stock options will become immediately exercisable. Stock options granted under the 1996 Plan are nontransferable except, in certain circumstances provided under Rule 16b-3, to immediate family members, to partnerships whose partners are such family members and to a person or other entity for which the optionee is entitled to a deduction for a "charitable contribution" under the Internal Revenue Code of 1986.

    Upon approval of the Company's shareholders, the 1996 Plan and all stock options granted thereunder will be effective April 23, 1996 and will terminate on April 23, 2006, unless terminated earlier by the Board of Directors or extended by the Board with the approval of the shareholders. The Board or the Committee may amend the 1996 Plan as it deems advisable; PROVIDED, HOWEVER, that shareholder approval must be obtained for any amendment increasing the number of available shares under the Plan, changing the class of eligible participants, or extending the termination date of the 1996 Plan.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE 1996 LIMITED STOCK OPTION PLAN FOR AMERICREDIT CORP.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
                                    (ITEM 3)

    The Board of Directors has selected Coopers & Lybrand L.L.P. as independent public accountants for the Company to audit its consolidated financial statements for the fiscal year ending June 30, 1997, and has determined that it would be desirable to request that the shareholders ratify such selection. The affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as independent public accountants. Coopers & Lybrand L.L.P. served as the Company's independent public accountants for the fiscal year ended June 30, 1996 and has reported on the Company's consolidated financial statements for such year. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

    While shareholder ratification is not required for the selection of Coopers & Lybrand L.L.P., since the Board of Directors has the responsibility for selecting the Company's independent public accountants, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the shareholders' opinions, which the Board of Directors will take into consideration in future deliberations.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 1997.

                                 OTHER BUSINESS
                                    (ITEM 4)

    The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

                         DATE FOR RECEIPT OF PROPOSALS

    Any proposal to be presented by a shareholder at the Company's 1997 Annual Meeting of Shareholders must be presented to the Company at least 120 days prior to the date that the Company mails the notice of such meeting. It is estimated that such deadline will be June 2, 1997, with the mailing of such notice to be approximately September 30, 1997.

                                          By Order of the Board of Directors

                                               Chris A. Choate
                                                  SECRETARY

September 30, 1996
Fort Worth, Texas

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                                                      APPENDIX A

                         1996 LIMITED STOCK OPTION PLAN
                                      FOR
                               AMERICREDIT CORP.

    1. PURPOSE. The purpose of this Plan is to advance the interests of Americredit Corp. and increase share value by providing additional incentives to retain and motivate certain key employees upon whose efforts and judgment its success is materially dependent.

    2. DEFINITIONS. As used herein, the following terms shall have the meaning indicated:

        (a) "ACHIEVEMENT DATE" shall mean the business day following the conclusion of any period of 20 consecutive trading days during which the average of the Closing Prices of the Shares for such 20 day period is equal to or greater than $25.00.

        (b) "AVAILABLE SHARES" shall mean, at each time of reference, the total number of Shares described in SECTION 3 with respect to which the Committee may grant an Option, all of which Available Shares shall be held in the Company's treasury or shall be made available from authorized and unissued Shares.

        (c)  "BOARD"  shall mean the Board of Directors of the Company.

        (d) "CAUSE" shall mean the Optionee's willful misconduct or gross negligence, as reasonably determined by the Committee in its sole discretion.

        (e) "CODE" shall mean the Internal Revenue Code of 1986, as now or hereafter amended.

        (f) "CLOSING PRICE" shall mean, as of a particular date, the closing sale price of Shares, which shall be (i) if the Shares are listed or admitted for trading on any United States national securities exchange, the last reported sale price of the Shares on such exchange as reported in any newspaper of general circulation or (ii) if the Shares are quoted on NASDAQ, or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day on such system.

        (g) "COMMITTEE" shall mean the Stock Option/Compensation Committee of the Board, provided it shall have at least 3 members, all of whom are Disinterested Directors, at the time of reference, and if it does not have 3 members, then it shall mean the Board.

        (h)  "COMPANY"  shall mean AmeriCredit Corp.

        (i) "DATE OF GRANT" shall mean April 23, 1996, which is the date as of which the Committee took formal action to approve the grant of the Options.

        (j)  "DIRECTOR"  shall mean a member of the Board.

        (k) "DISINTERESTED DIRECTOR" shall mean a Director who is a "disinterested person" as that term is defined in Rule 16b-3 of the 1934 Act or any similar rule which may subsequently be in effect.

        (l) "DISABILITY" shall mean a Optionee's present incapacity resulting from an injury or illness (either mental or physical) which, in the reasonable opinion of the Committee based on such medical evidence as it deems necessary, will result in death or can be expected to continue for a period of at least twelve (12) months and will prevent the Optionee from performing the normal services required of the Optionee by the Company, provided, however, that such disability did not result, in whole or in part:
    (i) from chronic alcoholism; (ii) from addiction to narcotics; (ii) from a felonious undertaking; or (iv) from an intentional self-inflicted wound.

        (m)  "EFFECTIVE DATE"  shall mean April 23, 1996.

        (n) "ELIGIBLE PERSON" shall mean each of Clifton H. Morris, Jr., Michael R. Barrington, Daniel E. Berce, and Edward H. Esstman.

        (o) "OPTION" shall mean the nonqualified stock options which are granted hereunder.

        (p) "OPTIONEE" shall mean an Eligible Person to whom an Option is granted.

        (q) "OPTION PRICE" shall mean $16.00 per Share, which was approximately 110% of the Closing Price on the Date of Grant.

        (r) "PLAN" shall mean this 1996 Limited Stock Option Plan For AmeriCredit Corp.

        (s) "PLAN YEAR" shall mean the 12 month period beginning April 23, 1996, and each April 23 thereafter, and ending on each succeeding April 22.

        (t) "SHARE(S)" shall mean a share or shares of the common stock, par value $.01 per share, of the Company.

        (u)  "VESTING DATE"  shall mean the earlier of (i) April 23, 2003, and
    (ii) the first day following an Achievement Date occurring prior to April 24, 1999.

        (v)  "1933 ACT"  shall mean the Securities Act of 1933, as amended.

        (w) "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

    3. AVAILABLE SHARES. As of the Effective Date, Eight Hundred Fifty Thousand (850,000) Shares shall automatically, and without further action, become Available Shares. To the extent any Option shall terminate, expire or be canceled, the Available Shares subject to such Option shall no longer be subject to the Plan.

    4.  CONDITIONS FOR GRANT OF OPTIONS.

    (a) Only Eligible Persons shall be granted Options, and in selecting the Eligible Persons and granting the Options, the Committee has taken into consideration the contribution the Eligible Persons have made or may be reasonably expected to make to the success of the Company and such other factors as the Committee determined to be important. The Committee reached its decision after consulting with and receiving recommendations from officers and other personnel of the Company and from an independent compensation consultant with regard to these matters.

    (b) The Options granted to Eligible Persons are in addition to regular salaries, pension, life insurance or other benefits related to their service to the Company, and do not confer upon Eligible Persons any right to continuance of employment by the Company; and provided, further, that nothing herein shall be deemed to limit the ability of the Company to enter into any other compensation arrangements with any Eligible Person.

    (c) The Committee shall determine in each case whether periods of military or government service shall constitute a continuation of employment for the purposes of this Plan or any Option.

    (d) Notwithstanding any provision hereof to the contrary, each Option is issued, in part, as compensation for past services rendered.

    5. GRANT OF OPTIONS. As of the Date of Grant, the Committee has granted Options, exercisable at the Option Price, to Eligible Persons to purchase the following number of Available Shares:

                                                                                  AVAILABLE
                                                                                   SHARES
                                                                                 SUBJECT TO
ELIGIBLE PERSON                                                                    OPTION
- -----------------------------------------------------------------------------  ---------------
Clifton H. Morris Jr.........................................................       300,000

Michael R. Barrington........................................................       200,000

Daniel E. Berce..............................................................       200,000

Edward H. Esstman............................................................       150,000

An Option granted hereunder shall be evidenced by a written agreement that shall contain such provisions as shall be selected by the Committee, not inconsistent with the terms of this Plan, and which may incorporate the terms of this Plan by reference.

    6. PAYMENT OF OPTION PRICE. The Option Price of any Available Shares purchased shall be paid solely in cash, by certified or cashier's check, by wire transfer, by money order, with Shares, or by a combination of the above; provided, however, that the Committee may accept a personal check in full or partial payment of any Available Shares. If the Option Price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Closing Price on the date they are surrendered.

    7. EXERCISE OF OPTIONS. An Option shall be deemed exercised when (i) the Committee has received written notice of such exercise in accordance with the terms of the Option, and (ii) full payment of the aggregate Option Price of the Available Shares as to which the Option is exercised has been made.

    8. EXERCISABILITY OF OPTIONS. An Option shall not be exercisable in whole or in part until the Vesting Date, after which it shall be fully exercisable.

    9. TERMINATION OF OPTION PERIOD. (a) The unexercised portion of an Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

        (i) ninety (90) days after the date that Optionee ceases to be employed by the Company regardless of the reason therefor, other than a cessation by reason of death, Disability or for Cause;

        (ii) one (1) year after the date on which the Optionee ceases to be employed by the Company by reason of Disability;

       (iii) (y) one (1) year after the date that Optionee ceases to be employed by the Company by reason of death, or (z) the later of (I) the date provided in whichever of SUBSECTION 9(A)(I) OR 9(A)(II), if any, apply on the date of death, and (II) six (6) months after the date on which such person shall die if that shall occur during whichever of the periods described in SUBSECTION 9(A)(I) OR 9(A)(II), if any, apply on the date of death;

        (iv) the date that Optionee ceases to be employed by the Company, if such cessation is for Cause; and

        (v) the tenth (10th) anniversary of the Date of Grant.

    (b) The Committee may, by giving written notice ("CANCELLATION NOTICE"), cancel, effective upon the date of the consummation of any of the transactions described in SUBSECTION 10(A) of the Plan, all or any portion of such Option which remains unexercised on such date. Such Cancellation Notice shall be given a reasonable period of time (but not less than 15 days) prior to the proposed date of such cancellation, and may be given either before or after shareholder approval of such corporate transaction.

    10. ACCELERATION ON CHANGE IN CONTROL. (a) In the event of a change in control of the Company (as hereafter defined) all Options shall become fully exercisable (hereafter, in this Section, "accelerated"). As used herein, the term "change in control of the Company" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(b)(2) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% of more of the combined voting power of the Company's then outstanding securities, (ii) during any period of 12 months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new Director was approved by a vote of at least a majority of the Directors then still in office who were Directors at the beginning of the period or (iii) a person (as defined in clause (i) above) acquires (or, during the 12-month period ending on the date of the most recent acquisition by such person or group of persons, has acquired), gross assets of the Company that have an aggregate fair market value greater than or equal to 50% of the fair market value of all of the gross assets of the Company immediately prior to such acquisition or acquisitions.

    (b) Notwithstanding any provisions hereof to the contrary, if an Option is accelerated, the portion of the Option which is accelerated may, in the discretion of the Committee, be limited to that portion which can be accelerated without causing the Optionee to have an "excess parachute payment" as determined under section 280G of the Code, determined by taking into account all of Optionee's "parachute payments" determined under section 280G of the Code, all as reasonably determined by the Committee.

    11. ADJUSTMENT OF AVAILABLE SHARES. If at any time while the Plan is in effect or Options with respect to Available Shares are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

        (a) appropriate adjustment shall be made in the maximum number of Available Shares which may be granted under SECTION 3, and in the Available Shares which are then subject to each Option, so that the same proportion of the Company's issued and outstanding Shares shall continue to be subject to grant under SECTION 3, and to such Option, and

        (b) in addition, and without limitation, in the case of each Option which requires the payment of consideration by the Optionee in order to acquire Shares, an appropriate adjustment shall be made in the Option Price so that (i) the aggregate consideration to acquire all of the Shares subject to the Option remains the same and, (ii) so far as possible, as reasonably determined by the Committee in its sole discretion, the economic benefit to the Optionee provided by the Option and the Shares acquired upon the exercise of such Option remains the same.

        (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, Available Shares subject to Options granted under the Plan.

        (d) Without limiting the generality of the foregoing, the existence of outstanding Options with respect to Available Shares granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (1) any or all adjustments, recapitalization, reorganizations or other changes in the Company's capital structure or its business; (2) any merger or consolidation of the Company; (3) any issue by the Company of debt securities, or preferred or preference stock which would rank above the Available Shares subject to outstanding Options; (4) the dissolution or liquidation of the Company; (5) any sale, transfer or assignment of all or any part of the assets or business of the Company; or
    (6) any other corporate act or proceeding, whether of a similar character or otherwise.

    12. TRANSFERABILITY OF OPTIONS. Each Option shall provide that such Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, or, if so provided in the Option, (a) that such Option is transferable, in whole or in part, without payment of consideration, to immediate family members of the Optionee, to trusts for such family members, or to partnerships whose only partners are such family members, or (b) except as prohibited by Rule 16b-3, to a person or other entity for which the Optionee is entitled to a deduction for a "charitable contribution" under Section 170(a)(i) of the Code (provided, in each such case that no further transfer by any such permitted transferee(s) shall be permitted); provided, further, that in each case the exercise of the Option will remain the power and responsibility of the Optionee and that so long as the Optionee lives, only such Optionee (even if pursuant to the legal direction of the person to whom a charitable contribution has been made) or his guardian or legal representative shall have the rights set forth in such Option.

    13. ISSUANCE OF SHARES. No Optionee or other person shall be, or have any of the rights or privileges of, the owner of Shares subject to an Option unless and until certificates representing such Shares shall have been issued and delivered to such Optionee or other person. As a condition of any issuance of Shares, the Committee may obtain such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation including, but not limited to, the following:

        (a) a representation, warranty or agreement by the person Optionee such Shares to the Company, at the time any Shares are transferred, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

        (b) a representation, warranty or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

    Share certificates issued to the Optionee receiving such Shares who are parties to any shareholders agreement or any similar agreement shall bear the legends contained in such agreements. Notwithstanding any provision hereof to the contrary, no Shares shall be required to be issued with respect to an Option unless counsel for the Company shall be reasonably satisfied that such issuance will be in compliance with applicable federal or state securities laws.

    14. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Committee and, except for the powers reserved to the Board in SECTION 17 hereof, the Committee shall have all of the administrative powers under Plan.

    (a) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan and, without limitation, may delegate all of what, in its sole discretion, it determines to be ministerial duties to an officer of the Company. The determinations under, and the interpretations of, any provision of the Plan or an Option by the Committee shall, in all cases, be in its sole discretion, and shall be final and conclusive.

    (b) Any and all determinations and interpretations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting duly called, with at least 3 days prior notice and a general explanation of the subject matter given to each member, or (ii) without a meeting, by the written approval of all members of the Committee.

    (c) No member of the Committee shall be liable for any action taken or omitted to be taken by him or by any other member of the Committee with respect to the Plan, and to the extent of liabilities not otherwise insured under a policy purchased by the Company, the Company does hereby indemnify and agree to defend and save harmless any member of the Committee with respect to any liabilities asserted or incurred in connection with the exercise and performance of their powers and duties hereunder, unless such liabilities are judicially determined to have arisen out of such member's gross negligence, fraud or bad faith. Such indemnification shall include attorney's fees and all other costs and expenses reasonably incurred in defense of any action arising from such act of commission or omission. Nothing herein shall be deemed to limit the Company's ability to insure itself with respect to its obligations hereunder.

    15. TAX WITHHOLDING. On or immediately prior to the date on which an Option is exercised, the Optionee shall be required to pay to the Company, in cash or in Shares (including, but not limited to, the reservation to the Company of the requisite number of Available Shares otherwise payable to such Optionee with respect to such Option) the amount which the Company reasonably determines to be necessary in order for the Company to comply with applicable federal or state tax withholding requirements, and the collection of employment taxes, if applicable; provided, further, that the Committee may require that such payment be made in cash.

    16. INTERPRETATION. If any provision of the Plan is held invalid for any reason, such holding shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan.

    (a) This Plan shall be governed by the laws of the State of Texas.

    (b) Headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Plan.

    (c) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

    17. AMENDMENT AND DISCONTINUATION OF THE PLAN. The Board, or the Committee (subject to the prior written authorization of the Board), may from time to time amend the Plan or any Option; provided, however, that no such amendment may, without approval by the shareholders of the Company and/or to the extent provided in Section 11 hereof, (a) increase the number of Available Shares or change the class of Eligible Persons, (b) permit the granting of Options which expire beyond the maximum 10-year period described in SUBSECTION 9(A)(V), or (c) extend the termination date of the Plan as set forth in SECTION 18; and provided, further, that (except to the extent provided in SUBSECTION 9(B) hereof) no amendment or suspension of the Plan or any Option issued hereunder shall, except as specifically permitted in any Option, substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

    18. EFFECTIVE DATE AND TERMINATION DATE. The Plan shall be effective as of its Effective Date, and shall terminate on the tenth anniversary of such Effective Date.

                                           AMERICREDIT CORP.

                                          By:

                                          --------------------------------------

                                          Title:

                                          --------------------------------------

                               AMERICREDIT CORP.
                               200 BAILEY AVENUE
                            FORT WORTH, TEXAS 76107

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Clifton H. Morris, Jr. and Chris A. Choate, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all of the shares of the common stock of AmeriCredit Corp. (the "Company"), held of record by the undersigned on September 18, 1996, at the Annual Meeting of Shareholders of the Company to be held on November 13, 1996, and any adjournments thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 4.

                       -- FOLD AND DETACH HERE --

                                                       Please mark
                                                     your votes as  /X/
                                                      indicated in
                                                      this example

1. Proposal to elect as Directors of the Company the following persons to hold office until the next annual election of Directors by the shareholders or until their successors have been duly elected and have qualified.

   FOR all nominees  / /   WITHHOLD AUTHORITY to vote     / /
   listed below            for all nominees listed below

   Nominees:  Clifton H. Morris, Jr., Michael R. Barrington, Daniel E. Berce,
              Edward H. Esstman, Gerald W. Haddock, Douglas K. Higgins, James H. Greer, Kenneth H. Jones, Jr.

   (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

   ---------------------------------------------------------------------------

2. Proposal to approve the 1996 Limited Stock Option Plan for AmeriCredit
   Corp.

                          FOR      AGAINST      ABSTAIN
                          / /        / /          / /

3. Proposal to ratify the appointment of Coopers & Lybrand as accountants for the fiscal year ending June 30, 1997.

                          FOR      AGAINST      ABSTAIN
                          / /        / /          / /

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Please sign exactly as name appears hereon. Proxies should be dated when signed. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for a corporation.
If shares are registered in more than one name, each joint owner should sign.)

Dated: ______________________________ , 1996

____________________________________________
                Signature
____________________________________________
        Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                       -- FOLD AND DETACH HERE --